                             [PRUDENTIAL LETTERHEAD]


                                                                   Exhibit 99.01



                                                       June 14, 2000

The Board of Directors
Guilford Pharmaceuticals Inc.
6611 Tributary Street
Baltimore, MD 21224

Members of the Board of Directors:

     We hereby consent to the inclusion of our opinion letter to the Board of Directors of Guilford Pharmaceuticals Inc. ("Guilford") as Annex B to the Joint Proxy Statement/Prospectus of Guilford and Gliatech Inc. ("Gliatech") relating to the proposed merger involving Guilford and Gliatech and references thereto in such Joint Proxy Statement/Prospectus under the captions "SUMMARY--Opinion of Guilford Financial Advisor" and "THE MERGER--Opinion of Guilford Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                           Sincerely,

                                           PRUDENTIAL SECURITIES INCORPORATED